SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2007

DATAMEG CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-128060	133-134389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 South 1300 East, Suite 500 Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 739-3945

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event.

Mr. Roger Lingle, President of QoVox Corporation, a wholly owned subsidiary of Datameg Corporation (OTCBB:DTMG), announced the hiring of Mr. Bob Shireman as Vice-President of Sales and Marketing. Mr. Shireman has 15 years experience in both consumer and enterprise Internet and wireless businesses. He has extensive experience in developing and marketing applications for mobility. He has served for the past two years as Senior Vice President of Business Development at SkyZone Mobile (a division of SK Corp) where he was directly responsible for all licensing, channel management, marketing and executive production of 11+ wireless applications a year.

Previously, Mr. Shireman was CEO and founder of Anthem Entertainment, which was acquired by SkyZone in December of 2004. Prior to that, he has held VP or above positions at the iEntertainment Network (formerly Interactive Magic-and publisher of "Warbirds" flight simulator), Mirador Systems as Vice President of Wireless Business Development, and as co-founder and CEO of iWireless Games. Prior to 1998 Mr. Shireman was owner of a regional ISP and computer services firm that was successfully acquired by OneMain and he has also worked as Director of Product Management for ReadyCom, a developer of cellular voice messaging and handset products. Mr. Shireman received a Bachelor of Science in Biological Engineering from the University of Arkansas in 1990.

In addition to industry standard salary and benefits, Mr. Shireman received a Datameg options package, 40% vesting for longevity and 60% vesting for revenue received by Qovox on a cash basis, 6% per $1 Million on the first $10 Million of revenue. Mr. Shireman resides in the Raleigh area and started work on Thursday, February 15, 2007.

About QoVox

QoVox Corporation is pioneering the development of network monitoring and fault isolation tools and services for next generation network services. QoVox's solutions include network-wide fault identification, fault isolation and voice quality assurance products and services. With QoVox, service providers can deliver new applications, such as VoIP, with the reliability and quality that end-users have grown to expect from traditional circuit-switched telephony. QoVox is a wholly-owned subsidiary of Datameg Corporation and is headquartered in Raleigh, North Carolina. More information is available at QoVox.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Dated: February 15, 2007	By:	/s/ James Murphy
James Murphy, Chairman and Chief Executive Officer